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EXHIBIT 11.1 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


Second Bancorp Incorporated and Subsidiaries
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                                                            For the Three Months Ended             For the Nine Months Ended
                                                          -------------------------------       -------------------------------
                                                          September 30       September 30       September 30       September 30
                                                               2003              2002                2003              2002
                                                          ------------       ------------       ------------       ------------
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(Dollars in thousands, except per share data)
BASIC:
Weighted average shares issued                              11,093,978         11,024,693         11,060,476         10,904,887
Less: Treasury shares                                       (1,618,633)        (1,147,849)        (1,533,931)          (975,611)
                                                          ------------       ------------       ------------       ------------
Net weighted average shares outstanding                      9,475,345          9,876,844          9,526,545          9,929,276
                                                          ============       ============       ============       ============

Net income                                                $      4,907       $      5,536       $     19,006       $     14,572
                                                          ============       ============       ============       ============
Basic Earnings Per Share                                  $       0.52       $       0.56       $       1.99       $       1.47
                                                          ============       ============       ============       ============

DILUTED:
Weighted  average shares issued                             11,093,978         11,024,693         11,060,476         10,904,887
Less: Treasury shares                                       (1,618,633)        (1,147,849)        (1,533,931)          (975,611)
Net effect of dilutive stock options - based on the
  treasury stock method using average market price             135,425            116,397            105,538            121,801
                                                          ------------       ------------       ------------       ------------
                                                             9,610,770          9,993,241          9,632,083         10,051,077
                                                          ============       ============       ============       ============

Net income                                                $      4,907       $      5,536       $     19,006       $     14,572
                                                          ============       ============       ============       ============
Diluted Earnings Per Share                                $       0.51       $       0.55       $       1.97       $       1.45
                                                          ============       ============       ============       ============
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